UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 4, 2012

Commission File Number: 000-52727

ELRAY RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

98-0526438

(IRS Employer Identification Number)

575 Madison Ave

Suite 1006

New York, NY, 10022

  (Address of principal executive offices)

917-775-9689

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 4, 2012, Elray Resources, Inc. (“Elray Resources”) entered into an Acquisition Agreement under which it has acquired all of the outstanding shares of Golden Match, a company incorporated in the British Virgin Islands. This follows a Letter of Intent previously signed on March 22, 2012.

Under the terms of the Acquisition Agreement, Elray Resources acquired 100% of Golden Match, an investment holding company which is has a profit share agreement with CALI Promocao de Jogos Sociedade Unipessoal Lda. (CALI); a company duly incorporated under the laws of the Special Administrative Region of Macau. In terms of the agreement, Golden Match has an 80% share in the profits of CALI. CALI is fully licensed by the Gaming Inspection and Coordination of Bureau of the Government of Macau (DICJ). All CALI gaming operations are located in Macau, the largest gaming market in the world. During March 2012, CALI generated revenues of $433 million (HK$3.261 Billion) with a gross profit of $7 million (HK$54.5 million) As consideration, Elray Resources transferred 211,018,516 of its Series A Preferred Stock to the principals of Golden Match.

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT –

On the Closing Date, pursuant to the terms of the Acquisition Agreement, Elray Resources transferred 211,018,516 of its Series A Preferred Stock to the principals of Golden Match, which on a fully dilutive basis, will equal 95% of the Company’s then outstanding shares, becoming its majority shareholder.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

In accordance with the above-referenced Agreement, Mr. Lao Sio I has been appointed to join the current Board of Directors as Chairman.

Mr. Lao, 39, is a graduate of the Macau Polytechnic Institute and holds several post graduate degrees. He had been involved in the local Macau government prior to his entry into the industry in 2003. He is now widely acknowledged as one of the most respected gaming industry personnel in the Greater China Region. As Chairman, Mr. Lao Sio I will be leading the future development and growth of Elray Resources.

    SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2012

                                                              ELRAY RESOURCES, INC.

(Registrant)

By:  /s/ Brian Anthony Goodman

Brian Anthony Goodman, Director.